EXHIBIT 3.1

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                                   DS BANCOR, INC.
                  -------------------------------------------------


      ARTICLE 1. CORPORATE TITLE. The name of the corporation is DS Bancor, Inc. (the "Corporation").


      ARTICLE 2.   DURATION.  The duration of the Corporation is perpetual.


      ARTICLE 3. POWERS. The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


      ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is eight million (8,000,000) of which six million (6,000,000) shall be common stock, par value $1.00 per share, and two million (2,000,000) shall be serial preferred stock, no par value. The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its shareholders.
The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the designation as capital in respect of the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

      Nothing contained in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto) shall entitle the holders of any class or series of capital stock to more than one vote per share.

      A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

            A. COMMON STOCK. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.


                                         44.

            Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

            In the event any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

            B.  SERIAL PREFERRED STOCK.  Except as provided in Article 4 and
      Article 5 hereof, the board of directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial preferred stock in series and to fix such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.


      ARTICLE 5. PREEMPTIVE RIGHTS. Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.


      ARTICLE 6. DIRECTORS. The Corporation shall be under the direction of a board of directors. The board of directors shall consist of not less than nine directors nor more than 16 directors. The number of directors within this range shall be as stated in the Corporation's bylaws, as may be amended from time to time, and shall initially consist of 12 directors. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

      The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's board of directors shall initially be divided into three classes named Class I, Class II and Class III, each class initially consisting of four directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the bylaws. The names and addresses of those persons of each class to serve on the initial board of directors shall be as follows:


                                         45.

     Class I:  Terms of office expire at 1986 annual meeting of shareholders:

          Name                                 Address
          ----                                 -------
     John J. Brennan         33 Elizabeth Street, Derby, Connecticut 06418
     Harry P. DiAdamo Jr.    33 Elizabeth Street, Derby, Connecticut 06418
     Angelo E. Dirienzo      33 Elizabeth Street, Derby, Connecticut 06418
     Bronislaw Winnick       33 Elizabeth Street, Derby, Connecticut 06418


     Class II:  Terms of office expire at 1987 annual meeting of shareholders:

          Name                                 Address
          ----                                 -------
     Achille A. Apicella    33 Elizabeth Street, Derby, Connecticut 06418
     John F. Costigan       33 Elizabeth Street, Derby, Connecticut 06418
     John B. Dearborn       33 Elizabeth Street, Derby, Connecticut 06418
     Laura J. Donahue       33 Elizabeth Street, Derby, Connecticut 06418


     Class III.  Terms of office expire at 1988 annual meeting of shareholders:

     William M. Miller      33 Elizabeth Street, Derby, Connecticut 06418
     Frank M. Osak Jr.      33 Elizabeth Street, Derby, Connecticut 06418
     John M. Rak            33 Elizabeth Street, Derby, Connecticut 06418
     G. Jeffrey Reynolds    33 Elizabeth Street, Derby, Connecticut 06418


     Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

     Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by shareholders at a duly constituted meeting of shareholders called for such purpose; provided, however, that if there are at the time one or more Interested Shareholders (as defined in Article 12 hereof), in addition to such two-thirds vote, there must also be an affirmative vote for the removal of not less than a majority of the voting power of the issued and outstanding shares entitled to vote thereon held by shareholders other than such Interested Shareholders. At least 30, but not more than 60, days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.


                                         46.

     ARTICLE 7. BYLAWS. The board of directors or the shareholders may from time to time amend the bylaws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose; provided, however, that if there are at the time one or more Interested Shareholders (as defined in Article 12 hereof), in addition to such two-thirds vote, there must also be an affirmative vote for such action of not less than a majority of the voting power of the issued and outstanding shares entitled to vote thereon held by shareholders other than such Interested Shareholders.


     ARTICLE 8. SPECIAL MEETINGS. Special meetings of shareholders may be called at any time but only by the chairman of the board or the president of the Corporation or by the board of directors of the Corporation.


     ARTICLE 9. REGISTERED OFFICE. The street address of the Corporation's initial registered office in the State of Delaware is 229 South State Street, Dover, Delaware 19901, and the name of its initial registered office agent at such address is United States Corporation Company.


     ARTICLE 10. APPROVAL FOR ACQUISITIONS OF CONTROL AND OFFERS TO ACQUIRE CONTROL.

                    SUBSECTION 1.  Three-Year Restrictions on Offers to
                                   Acquire and Acquisitions of Control.

     Until December 10, 1988, which is a period of three years from the consummation of the conversion of Derby Savings Bank to a capital stock savings bank, no Person shall acquire Control or make any Offer to acquire Control of the Corporation, unless such acquisition or Offer has received the prior approval of both the Banking Commissioner of the State of Connecticut ("Connecticut Banking Commissioner") and the board of directors of the Corporation. The terms "Person", "Control" and "Offer" as used in this Article 10 are defined in Subsection 5 hereof.

                    SUBSECTION 2.  Shareholder Vote and Regulatory Approval
                                   Required for Acquisition of
                                   Control at any Time.

     No Person shall acquire Control of the Corporation at any time, unless such acquisition has been approved prior to its consummation by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Stock (as defined in Subsection 5 hereof) entitled to vote at a duly constituted meeting of shareholders called for such purpose. In addition, no Person shall acquire Control of the Corporation at any time without obtaining prior thereto all federal and state regulatory approvals required under the Change in Bank Control Act of 1978 (the "Change in Control Act"), the Bank Holding Company Act of 1956 (the "Holding Company Act" and the Connecticut Bank Holding Company and Bank Acquisition Act and in the manner provided by all applicable regulations of the Federal Deposit Insurance Corporation (the "FDIC"), the Federal Reserve Board (the "FRB") and the Connecticut Banking Commissioner. In the event that Control is acquired without obtaining all such regulatory approvals, such acquisition shall constitute a violation of this Article 10 and the Corporation shall be entitled to institute a private right of action to enforce such statutory and regulatory provisions.


                                         47.

                     SUBSECTION 3. Excess Shares.

     In the event that Control of the Corporation is acquired in violation of this Article 10, all shares of Voting Stock owned by the Person so acquiring Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 5 hereof to confer Control of the Corporation shall be considered from and after the date of their acquisition by such Person to be "excess shares" for purposes of this Article 10. Such excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and the board of directors of the Corporation may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds from such sale.

                    SUBSECTION 4.  Approval Required for Offers to
                                   Acquire Control after Three Years.

     After December 10, 1988, no Person shall make any Offer to acquire Control of the Corporation if any class of Voting Stock is then traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System, unless such Person has received prior approval to make such Offer by complying with the following procedures:

          1. The Offer shall have been approved by the board of directors of the Corporation, or

          2.        The Person proposing to make such Offer shall have:

                    (a) obtained authority from the FDIC or the FRB, pursuant to the Change in Control Act, the Holding Company Act, or any successor provisions of law, and from the Connecticut Banking Commissioner pursuant to the Connecticut Bank Holding Company and Bank Acquisition Act or any successor provisions of law, and in the manner provided by all applicable regulations of the FDIC, the FRB and the Connecticut Banking Commissioner, to acquire Control of the Corporation; such authority to have been obtained by (i) filing with the FDIC or the FRB, as the case may be, and the Connecticut Banking Commissioner all notices, submissions and other documents or information required by such applicable law and regulations and (ii) receiving the FDIC's or FRB's approval, and the Connecticut Banking Commissioner's approval, of, or upon the FDIC's or FRB's, or the Connecticut Banking Commissioner's, failure to disapprove following the expiration of all notice periods and extensions thereof, the acquisition of Control of the Corporation by such Person, and

                    (b) furnished to the board of directors of the Corporation, concurrently with such Person's filing thereof with the FDIC or the FRB, as the case may be, and the Connecticut Banking Commissioner a complete copy of all notices, submissions and documents (including all exhibits thereto) and other information filed by such Person with the FDIC or the FRB, as the case may be, and the Connecticut Banking Commissioner pursuant to such applicable law and regulations.

                    SUBSECTION 5.  Certain Definitions.


                                         48.

     For purposes of this Article 10:

          A. "Control" means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, ten percent or more of the Voting Stock; provided, that the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the Exchange Act") shall not constitute "Control".

          B. "Group Acting in Concert" includes Persons seeking to combine or pool their voting or other interests in the Voting Stock for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; provided, that a "Group Acting in Concert" shall not include the board of directors of the Corporation in its solicitation, holding and voting of proxies obtained by it pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Exchange Act.

          C. "Offer" means every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, Voting Stock.

          D. "Person" means any individual, firm, corporation or other entity including a Group Acting in Concert.

          E. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                    SUBSECTION 6.  Inapplicability to Public Offering.

     This Article 10 shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities.

                    SUBSECTION 7.  References to FDIC.

     In the event that the accounts of an insured institution subsidiary become insured by the Federal Savings and Loan Insurance Corporation ("FSLIC") in lieu of the FDIC, all references in this Article 10 to the FDIC shall be deemed to refer to, in place of or in addition to, the FSLIC, and related references to the Control Act and the Holding Company Act shall be deemed to be references to, in place of or in addition to, applicable statutes relating to banks the accounts of which are insured by the FSLIC.


     ARTICLE 11. CRITERIA FOR EVALUATING CERTAIN OFFERS. The board of directors of the Corporation, when evaluating any offer to (i) make a tender or exchange offer for the common stock of the Corporation, (ii) merge or consolidate the Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers and employees of the insured institution subsidiary or subsidiaries of the Corporation, and on the communities in which such subsidiary or subsidiaries operate or are located and (b) the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable Connecticut statutes and regulations.


                                         49.

     ARTICLE 12. CERTAIN BUSINESS COMBINATIONS. The votes of shareholders and directors required to approve any Business Combination shall be as set forth in this Article 12. The term "Business Combination" is used as defined in Subsection 1 of this Article 12. All other capitalized terms not otherwise defined in this Article 12 or elsewhere in this Certificate of Incorporation are used as defined in Subsection 3 of this Article 12.

                    SUBSECTION 1.  Vote Required for Certain Business
                                   Combinations.

          A. HIGHER VOTE FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Subsection 2 of this Article 12:

                    (i) any merger, consolidation or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with
          (a) any Interested Shareholder (as hereinafter defined) or
          (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as the terms are hereinafter defined) of such Interested Shareholder prior to the transaction; or

                   (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of ten percent or more of the total Market Value (as hereinafter defined) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

                  (iii) the issuance or transfer by the Corporation, or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock (as hereinafter defined) of the Corporation or any other method afforded substantially proportionate treatment to the holders of Voting Stock; or

                   (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or


                                         50.

                    (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

     shall first be approved by the board of directors and then be approved by affirmative vote of at least (a) the holders of 80 percent of the total number of outstanding shares of Voting Stock and (b) the holders of two-thirds of the voting power of the outstanding shares of Voting Stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of Voting Stock under this clause (b), all shares of Voting Stock of which the beneficial owner is the Interested Shareholder involved in the Business Combination or any Affiliate or Associate of such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

          B. DEFINITION OF "BUSINESS COMBINATION". The term "Business Combination" as used in this Article 12 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Subsection 1.

                    SUBSECTION 2.  When Higher Vote Is Not Required.

     The provisions of Subsection 1 of this Article 12 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either paragraph A or paragraph B are met:

          A. APPROVAL BY CONTINUING DIRECTORS. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined) then in office at a duly constituted meeting of the board of directors of the Corporation called for such purpose.

          B. PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

                    (i) The aggregate amount of the cash and the Market Value as of the Valuation Date (as hereinafter defined) of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

                         (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or
          (2) in the


                                         51.

          transaction in which it became an Interested Shareholder, whichever is higher; or

                         (b) the Market Value per share of common stock of the same class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 12 as the "Determination Date"), whichever is higher; or

                         (c) the price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subdivision (i)(b) hereof, multiplied by the fraction of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of common stock of the same class or series on the first day in such two-year period on which the Interested Shareholder acquired shares of common stock.

                  (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

                   (iv) After such Interested Shareholder has become an Inter-ested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on any class or series of the capital stock of the Corporation (except as necessary to reflect any sub-division of the capital stock), and
          (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganiza-tion or any similar transaction which has the effect of reducing the number of outstanding shares of common stock; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate stock splits or stock dividends.


                                         52.

          The provisions of subdivision (iv)(a) and (iv)(b) of this subsection do not apply if the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder voted as a director of the Corporation in a manner inconsistent with such subdivisions, and the Interested Shareholder, within ten days after any act or failure to act inconsistent with such subdivisions, notifies the board of directors of the Corporation in writing that the Interested Shareholder disapproves thereof and requests in good faith that the board of directors rectify such act or failure to act.

                    (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries (whether in anticipation of or in connection with such Business Combination or otherwise).

                   (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                    SUBSECTION 3.  Certain Definitions.

     For the purposes of this Article 12:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               (i) is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding Voting Stock.

          C. "Beneficial owner", when used with respect to any Voting Stock, means a person:

               (i) that, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or


                                         53.

              (ii) that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

             (iii) that, individually or with any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with a specified person.

          F. "Associate", when used to indicate a relationship with any person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

          G. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

          H. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

          I.   "Market Value" means:

               (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question


                                         54.

          of a share of such stock on the composite tape for New York Stock Exchange - listed stocks, or, if such stock is not quoted on the composite tape, or the New York Stock Exchange, or, if such stock is not listed on such exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

              (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the board of directors of the Corporation in good faith.

          J. "Valuation Date" means: (a) for a business combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty-days prior to the consummation of the Business Combination; and (b) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

          K. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

          L. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and B(ii) of Subsection 2 of this
     Article 12 shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

                    SUBSECTION 5.  No Effect on Fiduciary Obligations
                                   of Interested Shareholders.

     Nothing contained in this Article 12 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.


     ARTICLE 13. ANTI-GREENMAIL. Any direct or indirect purchase or other acquisition by the Corporation of any Voting Stock (as defined in Article 12 hereof) from any Significant Shareholder (as hereinafter defined) who has been the beneficial owner (as defined in Article 12 hereof) of such Voting Stock for less than two years prior to the date of such purchase or other acquisition shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the total number of outstanding shares of Voting Stock, excluding in calculating such affirmative vote and the total number of outstanding shares all Voting Stock beneficially owned by such Significant Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, but no such affirmative vote shall be required with respect to any purchase or other acquisition of Voting


                                         55.

Stock made as part of a tender or exchange offer by the Corporation to purchase Voting Stock on the same terms from all holders of the same class of Voting Stock on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     For the purposes of this Article 13, "Significant Shareholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class of Voting Stock is owned, directly or indirectly, by the Corporation) who or which is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the outstanding Voting Stock.


     ARTICLE 14. SHAREHOLDER ACTION. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders.


     ARTICLE 15. AMENDMENT OF CERTIFICATE OF INCORPORATION. Except as set forth in this Article 15 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the board of directors of the Corporation upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting called for such purpose and thereafter approved by the shareholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such amendment is to the provisions set forth in this Article 15 or in Article 6, 7, 8, 10, 11, 12, 13 or 14 hereof, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority; provided, further, that if there are one or more Interested Shareholders (as defined in Article 12 hereof), the provisions set forth in Article 12 may be repealed or amended only with the affirmative vote both of (a) the holders of at least 80 percent of the total number of outstanding shares of Voting Stock (as defined in Article 12 hereof), and (b) the holders of at least two-thirds of the total number of outstanding shares of Voting Stock, excluding for purposes of calculating both the affirmative vote and the number of outstanding shares of Voting Stock under this clause (b) all the shares of Voting Stock of which the beneficial owner is an Interested Shareholder or an Affiliate or Associate of such Interested Shareholder (as such terms are defined in Article 12 hereof).


     ARTICLE 16. LIMITATION ON DIRECTOR LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.


                                         56.

          IN WITNESS WHEREOF, DS Bancor, Inc. has caused this certificate to be signed by Harry P. DiAdamo Jr., its President and Chief Executive Officer, and attested by John F. Costigan, its Corporate Secretary, this 10th day of July , 1987.


                                   DS BANCOR, INC.


                                   By:                (signed)
                                        -------------------------------------
                                                 Harry P. DiAdamo Jr.
                                        President and Chief Executive Officer


ATTEST:


By:               (signed)
     ----------------------------------
              John F. Costigan
            Corporate Secretary






Amendments approved by Shareholders 5/05/88,
7/27/88 and 4/25/90 are incorporated herein


                                         57.